Exhibit 99.1

Internap Names President Emeritus of Bell Labs & Former Lucent COO to Board of Directors

— Technology Veteran’s Experience to Guide Development of Next Generation IP Delivery Network —

ATLANTA – November 03, 2004 – Internap Network Services Corporation (AMEX: IIP), the leading provider of performance-based routing technology over the Internet, said today that the president emeritus of Bell Laboratories and former chief operating officer of Lucent Technologies, Dr. Daniel C. Stanzione, has joined the Internap Board of Directors.

“Internap is extremely honored to have Dr. Stanzione join our board,” said Gregory A. Peters, president and chief executive officer of Internap. “Dan’s technology leadership and vision will be invaluable in the evolution of Internap’s business model to the premiere, next generation IP services firm.”

Dr. Stanzione served as Lucent COO from October 1997 until October 1999 and had oversight responsibility for technology, product architecture and manufacturing decisions. Previously, he led Lucent’s Network Systems business, with responsibility for global operations. He also served as president of Bell Laboratories, responsible for all R&D in Lucent Technologies, a position he held from January 1995 to October 1999.

“The explosive growth of Internet-based applications, and the continuous migration to IP centric networks, has placed Internap at the center of next generation communications providers,” noted Stanzione. “I’m pleased to have this opportunity to work with companies like Internap that are committed to delivering the highest performance possible for Internet-based applications.”

Throughout his earlier career at Bell Laboratories, Dr. Stanzione played an important role in the development of signal processing, software technologies, and led teams developing the first microprocessors.

In the late 1980s and in the early 1990s, Dr. Stanzione moved into management roles and was the President of business units within AT&T that had global responsibility for switching, transmission and large software system products for use within networks around the world. He became part of the new Lucent Technologies, Inc., as part of the AT&T restructuring in 1996, and was President of Lucent’s Network Systems unit, responsible for all of Lucent’s network infrastructure business.

Dr. Stanzione received a Bachelor of Science degree in Electrical Engineering in 1967, a Master of Science degree in Environmental Systems Engineering in 1968, and a PhD in Electrical and Computer Engineering in 1972, all from Clemson University. He is a Fellow of the Institute of Electrical and Electronic Engineers (IEEE), has published papers on computer simulation, microprocessors and software design, and has been granted four patents. He serves on the Board of Directors for Quest Diagnostics and Avaya Inc., and serves in an advisory capacity for Accenture. He is also on the board of Flarion Technologies, Continuum Photonics and Harbour Networks, all of which are private companies.

About Internap

Internap is the market leader of intelligent route-control solutions that bring reliability, performance and security to the Internet. The company’s patented and patent-pending technology addresses the inherent weaknesses of the Internet, enabling enterprises to take full advantage of the benefits of deploying business-critical applications such as e-commerce, Voice over IP (VoIP), video-conferencing, and streaming audio/video across the Internet. Through a portfolio of high-performance IP solutions, customers can bypass congestion points, overcome routing inefficiencies and optimize performance of their applications. Internap solutions are backed by an industry-leading performance guarantee that covers the entire Internet as opposed to just one network. These offerings include: network- and premise-based route optimization solutions, colocation, VPN, content distribution, managed security and managed storage services.

Internap currently serves more than 1,800 customers including Fortune 1000 and mid-tier enterprises in the financial services, government; travel/hospitality, manufacturing, media/entertainment, technology and retail industries. The company provides services throughout the United States, United Kingdom and Japan. For more information, please visit the company website at www.internap.com.

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Internap and P-NAP are registered trademarks and Flow Control Platform is a trademark of Internap. All other trademarks and brands are the property of their respective owners.

Contacts:

Internap Media Contact	Internap Investor Contact
David Sutton	Andrew Albrecht
404.302.9721	404.302.9841
dsutton@internap.com	aalbrecht@internap.com